SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 6, 2009
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia
(State or other jurisdiction of incorporation)
0-3576
(Commission File Number)
58-0869052
(IRS Employer Identification Number)
191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740
(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 8, 2009, Cousins Properties Incorporated (the “Company”) announced that Thomas D. Bell, Jr. will retire as Chairman of the Board and Chief Executive Officer and as a director effective July 1, 2009. The Company also announced that Lawrence L. Gellerstedt III has been appointed President and Chief Executive Officer effective July 1, 2009.
Mr. Gellerstedt, 53, joined the Company in June 2005 as Senior Vice President and President of the Office/Multi-Family Division. He became Executive Vice President and Chief Development Officer in May 2008 and President and Chief Operating Officer in February 2009. Prior to joining the Company, from 2003 to 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group. From 2001 to 2003, he was President and Chief Operating Officer of The Integral Group, LLC. Mr. Gellerstedt is a director of Rock-Tenn Company and of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc.
Compensatory arrangements with respect to Mr. Gellerstedt’s appointment as Chief Executive Officer have not yet been finalized.
The Company entered into a Retirement Agreement and General Release with Mr. Bell dated June 7, 2009, effective as of June 15, 2009 (assuming the agreement is not revoked prior to such date), with respect to his July 1, 2009 retirement. Pursuant to the agreement, Mr. Bell will receive a lump sum payment of $650,000, equivalent to one year’s base salary. All of his stock options, shares of restricted stock and shares of restricted stock units that are not vested will vest on his retirement date, and the stock options will be modified to permit Mr. Bell the right to exercise the options through the stated term of the options. The Company will reimburse Mr. Bell for the cost of COBRA health insurance benefits for up to one year after his retirement. Mr. Bell has agreed to certain non-disclosure, non-solicitation and standstill provisions. The agreement also contains a general release and other customary terms and conditions.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
At a meeting of the Board of Directors of the Company held on June 6, 2009, the Board voted to amend and restate the Company’s Bylaws, effective immediately. The following is a summary of the changes to the Bylaws.
Article II, Section 3 “Chairman of the Board.” The Bylaws were amended to add this section as a new provision to the Amended Bylaws to clarify that the Board may elect a non-executive Chairman from among its members. This new provision provides that the Board, acting by a majority of all directors, may designate a Chairman who may be a non-executive Chairman or an officer of the Company. The Bylaws indicate that the Chairman will preside at all board and shareholder meetings and have the authority and responsibilities and perform the duties determined by the Board.
Corresponding amendments were made to Article III, Section 1 “Executive Structure of the Corporation” to clarify that (i) the position of Chairman of the Board would not be included among the list of prescribed officers of the Company; and (ii) the Board may elect a Chairman who may serve as an officer. Similarly, Article III, Section 2 “Chairman of the Board of Directors” was deleted and Article III, Section 3 "Chief Executive Officer" was revised to correspond to the amendments described above.
The foregoing summary of the amendments to the Bylaws is not complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is filed as Exhibit 3.1 to this report and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
On June 8, 2009, the Company issued a press release, furnished with this Form 8-K as Exhibit 99.1, announcing the retirement of Mr. Bell, the appointment of Mr. Gellerstedt and other matters.

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
3.1	Amended and Restated Bylaws of Cousins Properties Incorporated

3.2	Marked copy showing changes to applicable sections of the Amended and Restated Bylaws

99.1	Press Release dated June 8, 2009

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 8, 2009

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary

Exhibit List
3.1	Amended and Restated Bylaws of Cousins Properties Incorporated

3.2	Marked copy showing changes to applicable sections of the Amended and Restated Bylaws

99.1	Press Release dated June 8, 2009